Exhibit 5.1

JAIME L. CHASE

+1 202 728 7096

jchase@cooley.com

August 26, 2020

Ovid Therapeutics Inc.

1460 Broadway, Suite 15044

New York, New York 10036

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Ovid Therapeutics Inc., a Delaware corporation (the “Company”), of 6,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to that certain Underwriting Agreement (the “Agreement”), dated August 25, 2020, by and among the Company and the underwriters named therein, and pursuant to a Registration Statement on Form S-3 (Registration No. 333-225391) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus in the Registration Statement (the “Base Prospectus”) and the prospectus supplement, dated August 25, 2020, related to the Shares, as filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Agreement and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signature, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery by all persons other than the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

COOLEY LLP    1299 PENNSYLVANIA AVENUE, NW, SUITE 700 WASHINGTON, DC

T: (202) 842 7800 F: (202) 842 7899 COOLEY.COM

August 26, 2020

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Jaime L. Chase
Jaime L. Chase

COOLEY LLP    1299 PENNSYLVANIA AVENUE, NW, SUITE 700 WASHINGTON, DC

T: (202) 842 7800 F: (202) 842 7899 COOLEY.COM